Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                Press Release

Contact:     Raiford Garrabrant
  Director, Investor Relations
  Cree, Inc.
  raiford_garrabrant@cree.com
  (T) 919-313-5397
  (F) 919-313-5615

CREE REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF
FISCAL 2006
Record Revenue of $107.7 Million from Continuing Operations

Durham, NC, April 20, 2006 - Cree, Inc. (Nasdaq: CREE) today announced revenue of $107,704,000 for the third quarter of fiscal 2006, which ended March 26, 2006. This represents a 12% increase over the Company’s comparable year ago period revenue from continuing operations of $95,754,000, and a two percent increase sequentially. Net income, including a loss from discontinued operations for the third quarter, was $24,000,000, or $0.31 per diluted share, compared to $20,683,000, or $0.27 per diluted share as reported for the third quarter of 2005.

During the third quarter of fiscal 2006, net income included a tax benefit of approximately $0.05 per share related to the Company’s investment in Color Kinetics and a prior year tax adjustment. Third quarter 2006 results also include stock compensation expense of $2,367,000, net of tax, or $0.03 per diluted share, due to new accounting requirements that became effective for fiscal 2006.

For the nine-month period ended March 26, 2006, Cree reported revenue from continuing operations of $316,246,000, an increase of 10% over the $286,275,000 reported for the comparable period in fiscal year 2005. Net income, including a loss from discontinued operations for the nine-month period, was $63,430,000, or $0.81 per share, compared to $70,132,000, or $0.91 per share, in the year ago period. Nine-month results for fiscal 2006 include stock compensation expense from continuing operations of $6,543,000, net of tax, or $0.08 per diluted share.

“Q3 was another strong quarter for Cree as we delivered record revenue from continuing operations and solid earnings. We are particularly pleased with the success of our XLamp products, which grew nicely in Q3, offsetting the seasonality in LED chip sales,” stated Chuck Swoboda, Cree Chairman and CEO. “The fourth quarter will be a transition quarter for Cree as we start production of our high power products in our new Research Triangle Park, North Carolina, fab, which will add some additional operational expenses as well as one-time costs associated with the move. The combination of these investments and those we are making in R&D should put Cree in a strong position to grow our new products businesses.”

Financial Highlights:

➢	Net income from continuing operations for the third quarter was $24,294,000, or $0.31 per share.

➢	Gross profit from continuing operations was 48% of revenue.

➢	Operating profit from continuing operations was 24% of revenue.

➢	Cash flow from operations was $35 million.

➢	Cash and investments equaled $367 million.

➢	Accounts receivable from continuing operations of $58 million represented days sales outstanding (DSO) of 41. DSO is calculated using our trailing monthly revenue profile.

➢	Inventory from continuing operations of $29 million represented 46 days of inventory (DOI).

Business Outlook:

For its fourth quarter of fiscal 2006, Cree currently targets revenue in a range of $106 million to $110 million with earnings of $0.22 to $0.24 per share, including the impact of $0.03 per share in our estimate for the cost of expensing of stock compensation. This target also includes a one-time charge of $0.01 per share related to the opening of our Research Triangle Park, North Carolina, facility.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the third quarter fiscal 2006 results and the fourth quarter fiscal 2006 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log onto Cree’s website at www.cree.com and go to “News & Investor—Overview” for webcast details. The call will be archived and available on the website through May 4, 2006.

Supplemental financial information is available under “Q3 ’06 Financial Metrics” in the “Investor Info” section of Cree’s web site at http://www.cree.com/investor/metrics.htm.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications including exciting alternatives in brighter and more tunable light for general illumination, backlighting for more vivid displays, optimized power management for high-current switch-mode power supplies and variable speed motors, and more effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting fixtures makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs in all colors, LED backlighting solutions, power switching devices and radio frequency/wireless devices. For additional information please refer to www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LEDs; our ability to lower costs; potential changes in demand; increasing price competition in key markets; the risk that, due to the complexity of our manufacturing processes, transition of production to three-inch wafers, and transition of our advanced device wafer fabrication production to our new facility, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; Cree Microwave’s ability to sublease the Sunnyvale facility; risks associated with on-going litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 26, 2005 and subsequent reports filed with the SEC.

Cree, the Cree logo, and XLamp are registered trademarks of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	3/26/2006	3/27/2005	3/26/2006	3/27/2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$100,378	$90,279	$295,382	$269,084
Contract revenue	7,326	5,475	20,864	17,191
Total revenue	107,704	95,754	316,246	286,275

Cost of product revenue	50,946	38,567	145,634	114,652
Cost of contract revenue	5,423	4,260	14,880	13,604
Total cost of revenue	56,369	42,827	160,514	128,256

Gross profit	51,335	52,927	155,732	158,019

Operating expenses:
Research and development	13,333	10,893	40,910	30,788
Sales, general and administrative	11,826	8,367	33,395	22,324
Loss on disposal of property and equipment	208	277	908	603
Operating expenses	25,367	19,537	75,213	53,715

Income from operations	25,968	33,390	80,519	104,304

Non-operating income:
Gain on investments in securities	-	2,808	583	935
Other non-operating income	38	-	45	4
Interest income, net	3,482	1,403	8,777	3,691
Income from continuing operations before income taxes	29,488	37,601	89,924	108,934

Income tax expense	5,194	14,801	22,342	32,457
Net income from continuing operations	24,294	22,800	67,582	76,477
(Loss) from discontinued operations, net of related tax
benefit	(294)	(2,117)	(4,152)	(6,345)
Net income	$24,000	$20,683	$63,430	$70,132

Earnings per share:
Diluted
Income from continuing operations	$0.31	$0.29	$0.87	$0.99
(Loss) from discontinued operations	$-	$(0.02)	$(0.06)	$(0.08)
Net income	$0.31	$0.27	$0.81	$0.91

Weighted average shares of common
stock outstanding, basic	76,464	75,694	76,011	74,860

Weighted average shares of common
stock outstanding, diluted	78,471	77,428	77,943	77,256

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	3/26/2006	6/26/2005
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash and equivalents and short term investments	$251,016	$173,468
Accounts receivable, net	58,335	34,476
Inventory	28,759	30,045
Deferred income taxes	10,420	23,531
Income tax receivable	-	9,900
Prepaid insurance	3,334	2,199
Other current assets and prepaid expenses	7,688	5,593
Assets of discontinued operations	274	3,149
Total current assets	359,826	282,361

Property, plant and equipment, net	337,564	340,689
Long-term investments held to maturity	115,845	103,791
Patents and license rights, net	29,834	28,667
Marketable securities available for sale	32,699	20,937
Other assets	3,402	963
Total assets	$879,170	$777,408

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable trade	$23,531	$23,153
Accrued salaries and wages	8,663	8,934
Other accrued expenses	5,621	3,312
Deferred revenue	1,410	-
Liabilities of discontinued operations	938	637
Total current liabilities	40,163	36,036

Long term liabilities:
Deferred income taxes	32,747	28,454
Long term liabilities of discontinued operations	2,120	-
Total long term liabilities	34,867	28,454

Shareholders' Equity:
Common stock	96	94
Additional paid in capital	568,296	548,342
Comprehensive income	14,036	6,200
Retained earnings	221,712	158,282
Total shareholders' equity	804,140	712,918
Total liabilities and shareholders' equity	$879,170	$777,408